EXHIBIT 4.7

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of September 23, 2016

FIRST NATIONAL BANK OF OMAHA,

RPA Seller,

and

FIRST NATIONAL FUNDING LLC,

Purchaser

FIRST NATIONAL MASTER NOTE TRUST

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional Provisions	4

ARTICLE II
SALE AND CONTRIBUTION OF RECEIVABLES

Section 2.01.	Sales and Contributions	5
Section 2.02.	Addition of Additional Accounts	7
Section 2.03.	Removal of Accounts	8

ARTICLE III
CONSIDERATION AND PAYMENT

Section 3.01.	Purchase Price	8
Section 3.02.	Adjustments to Purchase Price	9
Section 3.03.	Settlement and Ongoing Payment of Purchase Price	10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of RPA Seller Relating to RPA Seller	10
Section 4.02.	Representations and Warranties of RPA Seller Relating to the Agreement and the Receivables	12
Section 4.03.	Representations and Warranties of Purchaser	15

ARTICLE V

RPA SELLER COVENANTS		16

ARTICLE VI
REPURCHASE OBLIGATION

Section 6.01.	Reassignment of Ineligible Receivables	24
Section 6.02.	Reassignment of Holders’ Interest in Trust Portfolio	24
Section 6.03.	Conveyance of Reassigned Receivables	25
Section 6.04.	Dispute Resolution	25

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01.	Conditions to Purchase	30
Section 7.02.	Conditions to Purchaser’s Obligations Regarding Additional Receivables	30
Section 7.03.	Conditions Precedent to Obligations of RPA Seller	30

ARTICLE VIII
TERM AND PURCHASE TERMINATION

Section 8.01.	Term	31
Section 8.02.	Purchase Termination	31

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.01.	Amendment	31
Section 9.02.	GOVERNING LAW	31
Section 9.03.	Notices	32
Section 9.04.	Severability of Provisions	32
Section 9.05.	Merger or Consolidation of, or Assumption of the Obligations of, RPA Seller	32
Section 9.06.	Acknowledgement and Agreement of RPA Seller	33
Section 9.07.	Further Assurances	34
Section 9.08.	Nonpetition Covenant	34
Section 9.09.	No Waiver; Cumulative Remedies	34
Section 9.10.	Counterparts	34
Section 9.11.	Binding Third-Party Beneficiaries	34
Section 9.12.	Merger and Integration	35
Section 9.13.	Schedules and Exhibits	35

EXHIBIT A	FORM OF SUPPLEMENTAL CONVEYANCE
EXHIBIT B	FORM OF SUBORDINATED NOTE
EXHIBIT C	PROVISIONS TO BE INCLUDED IN OPINION OF COUNSEL WITH RESPECT TO ADDITION OF ACCOUNTS
EXHIBIT D	PROVISIONS TO BE INCLUDED IN ANNUAL OPINION OF COUNSEL
SCHEDULE I	ACCOUNT SCHEDULE—DELIVERED AS COMPUTER FILE OR TAPE, HARD COPY, COMPACT DISC OR OTHER TANGIBLE MEDIUM

ii

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

This SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2016 between FIRST NATIONAL BANK OF OMAHA, a national banking association (“FNBO”), as seller (“RPA Seller”) and FIRST NATIONAL FUNDING LLC, a Nebraska limited liability company, as purchaser (“Purchaser”), amends and restates, in its entirety, the Receivables Purchase Agreement, originally dated as of October 24, 2002 between RPA Seller and Purchaser, as amended and restated, in its entirety, by the First Amended and Restated Receivables Purchase Agreement dated as of December 20, 2012, between RPA Seller and Purchaser (the “Existing RPA”). This Agreement constitutes an amendment of the Existing RPA pursuant to Section 9.01 of the Existing RPA.

R E C I T A L S:

WHEREAS, Purchaser desires to purchase, from time to time, certain Receivables arising under certain specified Accounts of RPA Seller; and

WHEREAS, RPA Seller desires to sell and assign such Receivables to Purchaser, from time to time, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Certificate Trust was terminated on the Certificate Trust Termination Date and the Receivables purchased hereunder are transferred by Purchaser to the Note Trust pursuant to the Transfer and Servicing Agreement and the Note Trust has pledged all of its right, title and interest therein to the Indenture Trustee for the benefit of the Noteholders under the Indenture; and

WHEREAS, the parties desire to amend and restate the Existing RPA in its entirety;

NOW, THEREFORE, it is hereby agreed by and between Purchaser and RPA Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Each capitalized term used herein or in any certificate, document, or Conveyance Paper made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning specified in Annex A to the Indenture. In addition, the following words and phrases shall have the following meanings:

“AAA” means the American Arbitration Association.

“Asset Representations Review” shall, with respect to any Series, have the meaning assigned to such term, if any, in the related Indenture Supplement.

“Certificate Trust Termination Date” means December 18, 2008.

“Closing Date” means, collectively, (a) prior to the Certificate Trust Termination Date, any “Closing Date” (as defined in the Pooling and Servicing Agreement) and (b) any “Closing Date” (as defined in Annex A to the Indenture).

“Delinquency Trigger” shall, with respect to any Series, have the meaning assigned to such term, if any, in the related Indenture Supplement.

“Effective Date” means October 24, 2002.

“Enhancement” means any “Enhancement” (as defined in Annex A to the Indenture).

“Enhancement Provider” means any “Enhancement Provider” (as defined in Annex A to the Indenture).

“Existing Assets” means (i) the Transferor Interest (as defined in the Pooling and Servicing Agreement), (ii) the Receivables existing at the opening of business on the Effective Date and arising from the Accounts, (iii) all Related Assets with respect to such Receivables, (iv) all right, title and interest of RPA Seller (in its capacity as Transferor (as defined in the Pooling and Servicing Agreement) but not as Servicer (as defined in the Pooling and Servicing Agreement) under the Existing PSA and the other Transaction Documents (as defined in the Pooling and Servicing Agreement), including any loan agreements and Supplements executed in connection with any Series of Investor Certificates and (v) all right, title and interest of RPA Seller, in its capacity as Transferor under (and as defined in) the Pooling and Servicing Agreement to any funds on deposit in any Series Account (as defined in the Pooling and Servicing Agreement) maintained for the benefit of any Series or Class of Investor Certificates.

“Holders” means the Certificateholders (as defined in the Pooling and Servicing Agreement) and the Noteholders (as defined in Annex A to the Indenture).

“Investor Certificate” means “Investor Certificate” as defined in the Pooling and Servicing Agreement.

“Pay Out Event” means, with respect to any Series of Notes, a Pay Out Event (as defined in Annex A to the Indenture) for such Series.

“Purchaser Documents” means this Agreement and each other Transaction Document to which Purchaser is a party.

“Purchaser Tangible Equity” means, at any date of determination, an amount equal to:

(a) the Transferor Interest, plus

(b) the aggregate amount on deposit in all cash collateral accounts or spread accounts established for the benefit of any Series or Class of Notes, minus

(c) the outstanding balance of the Subordinated Note; plus

(d) the “Purchaser Tangible Equity” or other similar amounts for any other transactions to which the Purchaser is a party.

“Qualified Dispute Resolution Professional” means an attorney or retired judge that is independent, impartial, knowledgeable and experienced with the laws of the State of New York, specializing in commercial litigation with at least 15 years of experience and whose name is on a list of neutral parties maintained by the AAA.

“Rating Agency” means, with respect to any Series of Notes, a “Rating Agency” (as defined in Annex A to the Indenture) for such Series.

“Rating Agency Condition” means, with respect to any action, that the “Rating Agency Condition” (as defined in Annex A to the Indenture) shall have been satisfied with respect to each outstanding Series of Notes.

“Receivables Purchase Agreement” means the Receivables Purchase Agreement dated as of October 24, 2002, as amended and restated, in its entirety, as of December 20, 2012 and as amended and restated, in its entirety, a second time as of September 23, 2016, as the same may be amended, amended and restated, supplemented or modified from time to time.

“Representing Party” shall have the meaning assigned to such term in Section 6.04(a) of this Agreement.

“RPA Repurchase Request” shall have the meaning assigned to such term in Section 6.04 of this Agreement.

“Requesting Party” shall have the meaning assigned to such term in Section 6.04(a) of this Agreement.

“Required Purchaser Tangible Equity” means, at any date of determination, the sum of:

(a) the product of (i) the Transferor Interest, multiplied by (ii) the higher of (A) 3% and (B) the highest required enhancement percentage then in effect for any outstanding Class of Notes that was rated BBB (or an equivalent rating) by any of Moody’s, S&P or Fitch at the time of its issuance, which shall be calculated as the quotient (expressed as a percentage) of (x) the amount of Enhancement (including any cash collateral account, the subordination of other Classes of Notes or the subordination of other interests in the Receivables) that is available or junior to such Class in covering Investor Charge Offs allocated to the related Series, divided by (y) the Initial Collateral Amount for the Series of Notes of which such Class is a part; plus

(b) the aggregate amount on deposit in all cash collateral accounts or spread accounts established for the benefit of any Series or Class of Notes, plus

(c) the “Required Purchaser Tangible Equity” or other similar amounts for any other transactions to which the Purchaser is a party.

“Related Assets” means, with respect to any Receivable, all monies due or to become due with respect thereto, all Collections, all Recoveries, all Insurance Proceeds, all rights, remedies, powers and privileges with respect to such Receivables, and all proceeds of the foregoing.

“RPA Seller Documents” means this Agreement and each other Transaction Document to which RPA Seller is a party.

“Rules” means the Commercial Arbitration Rules and Mediation Procedures in effect on the date any third-party mediation or third-party arbitration, as applicable, is initiated by the Requesting Party pursuant to Section 6.04 of this Agreement.

“Series” means any “Series” (as defined in Annex A to the Indenture).

“Supplement” means any “Supplement” to (and as defined in) the Pooling and Servicing Agreement and any Indenture Supplement.

“Transaction Documents” means, collectively, (a) prior to the Certificate Trust Termination Date, the “Transaction Documents” (as defined under the Pooling and Servicing Agreement) and (b) the “Transaction Documents” (as defined in Annex A to the Indenture).

“United States Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. §1 et. seq. (2012).

“Verified Note Owner” shall, with respect to any Series, have the meaning assigned to such term, if any, in the related Indenture Supplement.

Section 1.02. Other Definitional Provisions. All terms defined directly or by reference in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (i) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (ii) terms defined in Article 9 of the UCC as in effect in the State of Nebraska and not otherwise defined in this Agreement are used as defined in that Article; (iii) any reference to each Rating Agency shall only apply to any specific rating agency if such rating agency is then rating the applicable outstanding Series at the request of the Transferor or the Note Trust; (iv) references to any amount as “on deposit” or “outstanding” on any particular date means such amount at the close of business on such day; (v) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (vi) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (vii) the term “including” means “including without limitation”; (viii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (ix) references to any Person include that Person’s successors and assigns; and (x) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

ARTICLE II

SALE AND CONTRIBUTION OF RECEIVABLES

Section 2.01. Sales and Contributions.

(a) In consideration of the membership interest in Purchaser held by RPA Seller, RPA Seller agrees to contribute, and does hereby contribute to Purchaser, and Purchaser agrees to accept, and does hereby accept, from RPA Seller on the Effective Date, $25,000,000 of Existing Assets. The Existing Assets not so contributed to Purchaser on the Effective Date are hereby sold, transferred, set over, assigned and otherwise conveyed by RPA Seller to Purchaser for a purchase price to be agreed to by RPA Seller and Purchaser, which purchase price shall be payable on the Effective Date and shall not be materially less favorable to RPA Seller than prices for transactions of a generally similar character taking into account the quality of such Existing Assets and other pertinent factors. The purchase price for the Existing Assets (other than Existing Assets contributed to Purchaser) shall be deemed to be a borrowing under the Subordinated Note. The contribution and sale of the Existing Assets from RPA Seller to Purchaser are subject in each case to any rights in the Existing Assets transferred, assigned, set over or otherwise conveyed to the Certificate Trust Trustee pursuant to the Existing PSA. It is understood and agreed that the obligations of RPA Seller specified herein with respect to the Receivables, including its repurchase obligations under Article VI of this Agreement, shall apply to all Receivables, whether originated before, on or after the Effective Date and whether sold or contributed hereunder. RPA Seller and Purchaser hereby agree that each existing Receivable sold by RPA Seller to the Certificate Trust pursuant to the Existing PSA before the Effective Date shall be deemed to have been sold by RPA Seller to Purchaser on the date on which it was so sold to the Certificate Trust.

(b) RPA Seller hereby transfers, assigns, sets over and otherwise conveys to Purchaser without recourse (except as expressly provided herein), and Purchaser purchases and/or accepts as a capital contribution, as applicable, from RPA Seller, all of RPA Seller’s right, title and interest in and to the Receivables arising from time to time in the Accounts and Related Assets with respect thereto (other than the Existing Assets); provided, however, that Principal Receivables originated after the occurrence of an Insolvency Event with respect to RPA Seller or Purchaser shall not be conveyed hereunder.

(c) RPA Seller agrees (i) to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Receivables now existing and hereafter created, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the conveyance of the Receivables to Purchaser and the first priority nature of Purchaser’s interest in the Receivables and (ii) to deliver a file-stamped copy of such financing statements or other evidence of such filings to Purchaser and Receivables Trust Trustee (which evidence may, for purposes of this Section 2.01, consist of telephone confirmation of such filing to Purchaser and Receivables Trust Trustee, followed by delivery of a file stamped copy to Receivables Trust Trustee with a copy to Purchaser as soon as is practicable after filing) on or prior to the Effective Date, and in the case of any continuation statements filed pursuant to this Section 2.01, as soon as practicable after receipt thereof by RPA Seller.

(d) RPA Seller further agrees, at its own expense, (i) on or prior to (A) the Effective Date, in the case of any Accounts designated to the Certificate Trust prior to such date (and not subsequently removed), (B) the applicable Addition Date, in the case of Additional Accounts and (C) the applicable Removal Date, in the case of Removed Accounts, to indicate in its appropriate computer files that Receivables created in connection with the Accounts (other than Removed Accounts) have been sold to Purchaser pursuant to this Agreement and transferred by Purchaser to the Receivables Trust pursuant to the applicable Transfer Agreement for the benefit of the Holders (or conveyed to the Transferor or its designee in accordance with Section 2.09 of the Pooling and Servicing Agreement or Section 2.07 of the Transfer and Servicing Agreement, as the case may be, in the case of Removed Accounts) by including in such computer files a code so identifying each such Account (or, in the case of Removed Accounts, deleting such code) and (ii) on or prior to the Effective Date to deliver to Purchaser and Receivables Trust Trustee a computer file or microfiche list specifying for each such Account designated to the Receivables Trust prior to such date (and not subsequently removed), as of the most recent calendar month end, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account (the “Account Schedule”). The Account Schedule shall be supplemented from time to time to reflect Additional Accounts and Removed Accounts and shall be in the form of a computer file or tape, hard copy, compact disc or other tangible medium acceptable to Purchaser and Receivables Trust Trustee. Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, RPA Seller further agrees not to alter such code during the term of this Agreement unless and until (x) such Account becomes a Removed Account or (y) RPA Seller shall have delivered to Purchaser, Receivables Trust Trustee and Owner Trustee at least 30 days’ prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the respective interests of Purchaser and Receivables Trust Trustee in the Receivables and other Trust Assets to continue to be perfected with the priority required by this Agreement and the applicable Transfer Agreement, respectively.

(e) It is the intention of the parties hereto that the conveyances of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser as provided in this Section 2.01 be, and be construed as, absolute sales or capital contributions, including for accounting purposes, to the extent consistent with GAAP, without recourse except as explicitly provided herein, of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser. Furthermore, it is not intended that such conveyance be deemed a pledge of the Existing Assets, the Receivables and the other Related Assets by RPA Seller to Purchaser to secure a debt or other obligation of RPA Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.01 is determined to be a transfer for security, then this Agreement shall be deemed to be a security agreement and RPA Seller hereby grants to Purchaser a security interest in all of RPA Seller’s right, title and interest in and to the Existing Assets, the Receivables and the other Related Assets.

Section 2.02. Addition of Additional Accounts.

(a) Required Additions. If Purchaser is required, pursuant to Section 2.06 of the Transfer and Servicing Agreement, to designate additional Eligible Accounts as Additional Accounts, Purchaser shall so notify RPA Seller. RPA Seller shall designate such Eligible Accounts as Additional Accounts and shall convey to Purchaser Receivables in such Additional Accounts, subject to the same qualifications and restrictions as are set forth in Section 2.06 of the Transfer and Servicing Agreement, with respect to Purchaser; provided, however, that the failure of RPA Seller to transfer Receivables to Purchaser as provided in this paragraph solely as a result of the unavailability of a sufficient amount of Eligible Receivables shall not constitute a breach of this Agreement; provided further, that any such failure which has not been timely cured will nevertheless result in the occurrence of a Pay Out Event with respect to each Series for which, pursuant to the Indenture Supplement therefor, a failure by Purchaser to convey Receivables in Additional Accounts to the Note Trust by the day on which it is required to convey such Receivables constitutes a Pay Out Event.

(b) Permitted Additions. Subject to the restrictions and qualifications set forth in Section 2.06 of the Transfer and Servicing Agreement, Purchaser shall exercise its rights to designate additional Eligible Accounts as Additional Accounts (including Automatic Additional Accounts) pursuant to Sections 2.06(a) and (b) of the Transfer and Servicing Agreement when requested to do so by RPA Seller.

(c) Delivery of Documents. RPA Seller agrees to provide to Purchaser such information, certificates, financing statements, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.06 of the Transfer and Servicing Agreement with respect to Additional Accounts (including Automatic Additional Accounts), including (i) the computer file, microfiche list or written list required to be delivered with respect to such Additional Accounts and (ii) a duly executed, written assignment, substantially in the form of Exhibit A (the “Supplemental Conveyance”).

(d) Representations and Warranties. In connection with the designation of any Eligible Account as an Additional Account, RPA Seller shall represent and warrant that:

(i) each Additional Account is, as of the Addition Date, an Eligible Account, and each Receivable in such Additional Account is, as of the Addition Date, an Eligible Receivable; no selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser or the Holders were utilized in selecting the Additional Accounts from the available Eligible Accounts; and that as of the Addition Date, RPA Seller is not insolvent; and

(ii) as of the Addition Date, the Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in and to the Receivables and the Related Assets then existing and thereafter created from time to time in the Additional Accounts, and such property will be held by Purchaser free and clear of any Lien except as permitted by Section 2.05(b) of the Pooling and Servicing Agreement or the Transfer and Servicing Agreement, as applicable.

Section 2.03. Removal of Accounts. Purchaser may remove Accounts from the Note Trust in accordance with Section 2.07 of the Transfer and Servicing Agreement. On each day on which Accounts are so removed from the Note Trust pursuant to Section 2.07 of the Transfer and Servicing Agreement, RPA Seller and Purchaser may, but shall not be required to, by mutual agreement, remove Accounts from the operation of this Agreement. RPA Seller agrees to provide to Purchaser such information, certificates, financing statements, opinions and other materials as are reasonably necessary to enable Purchaser to satisfy its obligations under Section 2.07 of the Transfer and Servicing Agreement with respect to the removal of Accounts.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01. Purchase Price.

(a) The “Purchase Price” for the Receivables (including Receivables in Additional Accounts) to be conveyed to Purchaser under this Agreement that come into existence on or after the Effective Date shall be payable on each Business Day on which such Receivables are conveyed by RPA Seller to Purchaser in an amount equal to 100% of the Principal Receivables so conveyed, as such percentage may be adjusted from time to time to reflect such factors as RPA Seller and Purchaser mutually agree will result in a Purchase Price which approximates the fair market value of such Principal Receivables; provided, however, that no such adjustment shall be made unless the Rating Agency Condition is met. If and to the extent that Purchaser shall not have funds available to pay RPA Seller the Purchase Price for the Receivables transferred on any day, an amount equal to the portion of the Purchase Price for such Receivables for which Purchaser shall not have funds shall be deemed to be a borrowing by Purchaser from RPA Seller under the Subordinated Note; provided that no borrowing may be made under the Subordinated

Note if, after giving effect to such borrowing, Purchaser Tangible Equity would be less than Required Purchaser Tangible Equity; and provided, further, that RPA Seller may, in its discretion, contribute Receivables on any Business Day and direct that the Purchase Price of such Receivables shall constitute a capital contribution from RPA Seller to Purchaser.

(b) RPA Seller is hereby authorized by Purchaser to endorse on the schedule attached to the Subordinated Note (or a continuation of such schedule attached thereto and made a part thereof) an appropriate notation evidencing the date and amount of each borrowing thereunder, as well as the date and amount of each payment made with respect thereto; provided that the failure of any Person to make such a notation shall not affect any obligations of Purchaser thereunder.

(c) The terms and conditions of the Subordinated Note and all borrowings thereunder shall be as follows:

(i) All amounts paid by Purchaser with respect to the Subordinated Note shall be allocated first to the repayment of accrued interest until all such interest is paid, and then to outstanding principal of the Subordinated Note.

(ii) The outstanding principal amount of the Subordinated Note shall bear interest at a fixed rate per annum of 10% from the Effective Date, calculated based on a 360-day year of twelve 30-day months, or such other rate as shall be agreed upon by RPA Seller and Purchaser from time to time (any such rate, the “Subordinated Note Rate”). Interest on the Subordinated Note shall be payable on December 16, 2002 and the 15th day of each calendar month thereafter, or if the 15th day is not a Business Day, the next Business Day (each such date, an “Interest Payment Date”). If on any Interest Payment Date, the amount of funds available to pay interest on the Subordinated Note is insufficient to pay any amount due under the Subordinated Note, then interest shall be payable only to the extent funds are available. All interest in the Subordinated Note that is not paid when due pursuant to this paragraph shall be payable on the next Interest Payment Date on which funds are available, and all such unpaid interest shall accrue interest at the Subordinated Note Rate until paid in full.

(iii) Purchaser may, at its option, prepay the Subordinated Note at any time and from time to time, provided that in no event shall RPA Seller or any holder of the Subordinated Note have any right to demand any payment of principal under the Subordinated Note prior to the date that is one year and one day after the latest occurring Series Termination Date for any Series of Notes (the “Subordinated Note Maturity Date”).

Section 3.02. Adjustments to Purchase Price. During any Monthly Period, if (a) Servicer adjusts downward the amount of any Receivable (i) because of a rebate, refund, charge-back or other downward adjustment (including Servicer errors) made without receiving Collections therefor or charging off such amount as uncollectible or (ii) because such Receivable was created in respect of merchandise which was refused or returned by an accountholder or as to which the accountholder has asserted a counterclaim or defense, or (b) any Principal Receivable is discovered by Servicer as having been created through a fraudulent or counterfeit charge, then the Purchase Price shall be reduced as provided below (a “Credit Adjustment”). The amount of such Credit Adjustment with respect to any Receivable adjusted downward as described in clause (a) of the preceding sentence, shall be equal to the amount of such adjustment and, with respect to any Receivable described in clause (b) of the preceding sentence, shall equal either (i) the Purchase Price paid for such Receivable by Purchaser to RPA Seller (including any portion thereof deemed to be a borrowing under the Subordinated Note or deemed to be a capital contribution from RPA Seller to Purchaser) or (ii) in the case of any Receivable that was deemed to have been sold to Purchaser by RPA Seller prior to the Effective Date, the principal balance of such Receivable. The amount of any Credit Adjustment may be offset against any amounts due from Purchaser to RPA Seller on such day, provided that, subject to the following proviso, RPA Seller shall not be obligated to make any cash payment with respect to a Credit Adjustment until the Distribution Date following the Monthly Period in which such Credit Adjustment arose; provided, further, that if, as a result of the occurrence of any event giving rise to a Credit Adjustment, Purchaser is required to deposit funds into the Excess Funding Account pursuant to Section 3.09 of the Transfer and Servicing Agreement, RPA Seller shall pay Purchaser the amount by which the Purchase Price would be reduced in immediately available funds on or before the date Purchaser is required to make such deposit to the Excess Funding Account.

Section 3.03. Settlement and Ongoing Payment of Purchase Price. On each Distribution Date, RPA Seller shall deliver a settlement statement (the “Settlement Statement”), showing the aggregate Purchase Price of Receivables conveyed to Purchaser during the prior Monthly Period (or, with respect to the first Distribution Date following the Effective Date, the period from and including the Effective Date through the last day of the calendar month preceding such Distribution Date), and the amount which remains unpaid as Credit Adjustments made with respect to such period pursuant to Section 3.02 or any adjustment to the Purchase Price of Receivables with respect to such period pursuant to Section 6.01, each of which shall reduce the aggregate Purchase Price payable by Purchaser for such period. Any balance due from Purchaser to RPA Seller shall be paid in accordance with Section 3.01. Any balance due from RPA Seller to Purchaser shall be paid in immediately available funds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of RPA Seller Relating to RPA Seller.

(a) Representations and Warranties. RPA Seller hereby represents and warrants to, and agrees with, Purchaser as of the Effective Date and on each Closing Date except as otherwise provided below, that:

(i) Organization and Good Standing. RPA Seller is a national banking association validly existing in good standing under the laws of the United States,

and has full corporate power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and to execute, deliver and perform its obligations under the RPA Seller Documents.

(ii) Due Qualification. RPA Seller is duly qualified to do business and is in good standing (or is exempt from such requirements), and has obtained all necessary licenses and approvals in each jurisdiction necessary to conduct its business.

(iii) Due Authorization. The execution, delivery and performance of the RPA Seller Documents and any other document or instrument delivered pursuant hereto (such other documents or instruments, collectively, the “Conveyance Papers”) and the consummation of the transactions provided for in the RPA Seller Documents have been duly authorized by all necessary corporate action on the part of RPA Seller or the Trust.

(iv) No Conflict. The execution and delivery of the RPA Seller Documents by RPA Seller, the performance of the transactions contemplated by the RPA Seller Documents, and the fulfillment of the terms of the RPA Seller Documents applicable to RPA Seller will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which RPA Seller is a party or by which it or any of its properties are bound.

(v) No Violation. The execution, delivery and performance of the RPA Seller Documents by RPA Seller and the fulfillment by RPA Seller of the terms hereof and thereof will not conflict with or violate any Requirements of Law applicable to RPA Seller.

(vi) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of RPA Seller, threatened against RPA Seller, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of any RPA Seller Document, (B) seeking to prevent the consummation of any of the transactions contemplated by the RPA Seller Documents, (C) seeking any determination or ruling that, in the reasonable judgment of RPA Seller, would materially and adversely affect the performance by RPA Seller of its obligations under any RPA Seller Document, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of any RPA Seller Document or (E) solely with respect to the Effective Date and each Closing Date prior to the Certificate Trust Termination Date, seeking to affect adversely the income tax attributes of the Certificate Trust or the Note Trust under Federal or applicable state income or franchise tax systems and (F) solely with respect to each Closing Date on and after the Certificate Trust Termination Date, seeking to affect adversely the income tax attributes of the Note Trust under Federal or applicable state income or franchise tax systems.

(vii) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority required in connection with the execution and delivery by RPA Seller of the RPA Seller Documents and the performance of the transactions contemplated by the RPA Seller Documents by RPA Seller have been obtained, effected or given and are in full force and effect.

(viii) Insolvency. RPA Seller is not insolvent, no Insolvency Event with respect to RPA Seller has occurred, and the transfer of the Trust Assets, the Existing Assets, the Receivables and Related Assets by RPA Seller to Purchaser contemplated hereby has not been made in contemplation of such insolvency or Insolvency Event.

(ix) Location. RPA Seller’s place of operations is Omaha, Nebraska and there is no pending filing by RPA Seller to change its place of operations.

(b) Notice of Breach; Reliance. The representations and warranties of RPA Seller set forth in this Section 4.01 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Receivables Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by RPA Seller set forth in this Section 4.01, the party discovering such breach shall give prompt written notice to the other, to the Indenture Trustee and to each Enhancement Provider, if any, entitled thereto pursuant to the relevant Indenture Supplement. RPA Seller agrees to cooperate with Purchaser, Servicer and Indenture Trustee in RPA Seller’s efforts to cure any such breach. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement and to the Note Trust pursuant to the Transfer and Servicing Agreement.

Section 4.02. Representations and Warranties of RPA Seller Relating to the Agreement and the Receivables.

(a) Representations and Warranties. RPA Seller hereby represents and warrants to Purchaser as of the Effective Date and, with respect to Additional Accounts, as of the related Addition Date that:

(i) Enforceability. Each RPA Seller Document and, in the case of Additional Accounts, the related Supplemental Conveyance, when executed and delivered on behalf of RPA Seller, constitutes a legal, valid and binding obligation of RPA Seller, enforceable against RPA Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect and by general principles of equity (whether considered in a suit at law or in equity).

(ii) Accurate Account Schedule. As of the Effective Date, as of each Addition Date with respect to Additional Accounts, and as of each Removal Date with respect to Removed Accounts, the Account Schedule delivered pursuant to this Agreement, as supplemented to such date, is an accurate and complete listing in all material respects of all the Accounts as of each such date (or, with respect to the Account Schedule delivered on the Effective Date, as of the most recent month end) and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of such specified date.

(iii) No Liens. RPA Seller is the legal and beneficial owner of all right, title and interest in each Receivable and RPA Seller has the full right, power and authority to transfer the Receivables pursuant to this Agreement, and each Receivable conveyed to Purchaser by RPA Seller has been conveyed to Purchaser free and clear of any Lien (other than Liens permitted under Section 2.05(b) of the Pooling and Servicing Agreement or Section 2.05(b) of the Transfer and Servicing Agreement) and in compliance, in all material respects, with all Requirements of Law applicable to the Credit Card Originator and/or RPA Seller.

(iv) Consents. All approvals, licenses, authorizations, consents, orders or other actions of any Person or registrations or declarations with any Governmental Authority required in connection with the conveyance of each Receivable then existing to Purchaser by RPA Seller have been duly obtained, effected or given and are in full force and effect.

(v) Valid Transfer. This Agreement or, in the case of Additional Accounts, the related Supplemental Conveyance, upon execution and delivery on behalf of RPA Seller, constitutes a valid sale, transfer and assignment to Purchaser of all right, title and interest of RPA Seller in and to the Existing Assets, the Receivables and the other Related Assets conveyed to Purchaser by RPA Seller.

(vi) Accounts. Except as otherwise expressly provided in this Agreement, the Pooling and Servicing Agreement or any Supplement thereto, the Transfer and Servicing Agreement, the Indenture or any Indenture Supplement, neither RPA Seller nor any Person (other than the Receivables Trust Trustee) has any claim to or interest in the Collection Account, the Excess Funding Account, any Series Account or any Enhancement.

(vii) Eligible Accounts. With respect to each Account, including each Additional Account, on the date it becomes an Account, each such Account is classified as an Eligible Account.

(viii) Eligible Receivables. On the date each Additional Account becomes an Account, each Receivable contained in such Additional Account is an Eligible Receivable and, with respect to all Accounts, as of the date of the creation of any new Receivable, such Receivable is an Eligible Receivable.

(ix) No Adverse Selection. No selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser or the Holders were used in selecting the Accounts from the available Eligible Accounts.

(x) Subsequent Receivables. On each day on which any new Receivable is created, RPA Seller represents and warrants to the Purchaser that the representations and warranties made in Section 4.02(a)(i), (iii), (iv) and (v) and 4.02(b) are true and correct with respect to each such Receivable as of such day of creation.

(b) Perfection Representations and Warranties. Debtor hereby makes the Perfection Representations and Warranties to the Secured Party. For purposes of this Section 4.02(b): Debtor shall mean RPA Seller, Secured Party shall mean Purchaser, and Specified Agreement shall mean this Receivables Purchase Agreement. The rights and remedies with respect to any breach of the Perfection Representations and Warranties made under this Section 4.02(b) shall be continuing and shall survive any termination of the Specified Agreement. Secured Party shall not waive a breach of any Perfection Representation and Warranty. In order to evidence the interests of Debtor and Secured Party under the Specified Agreement, the Debtor and Servicer shall, from time to time take such action, and execute and deliver such instruments (including, without limitation, such actions or filings as are requested by the Secured Party and financing statements under the UCC as enacted and then in effect in any other jurisdiction in which the Debtor is organized, has its principal place of business or maintains any books, records, files or other information concerning the Receivables) in order to maintain and perfect, as a first priority interest, the Secured Party’s security interest in the Receivables. Debtor hereby authorizes Servicer to file financing statements under the UCC without Debtor’s signature where allowed by applicable law.

(c) Notice of Breach; Reliance. The representations and warranties of RPA Seller set forth in this Section 4.02 shall survive the transfer and assignment by RPA Seller of the Receivables to Purchaser and the transfer and assignment by Purchaser of the Receivables to the Receivables Trust. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by RPA Seller set forth in this Section 4.02, the party discovering such breach shall give prompt written notice to the other, to the Indenture Trustee and to each Enhancement Provider, if any, entitled thereto pursuant to the relevant Indenture Supplement. RPA Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in connection with representations made by Purchaser to secured parties, assignees or subsequent transferees, including transfers made by Purchaser to the Certificate Trust pursuant to the Pooling and Servicing Agreement and to the Note Trust pursuant to the Transfer and Servicing Agreement. RPA Seller agrees to cooperate with Purchaser, Servicer and Indenture Trustee in RPA Seller’s efforts to cure any such breach.

Section 4.03. Representations and Warranties of Purchaser.

(a) Representations and Warranties. As of the Effective Date and each Closing Date, Purchaser hereby represents and warrants to, and agrees with, RPA Seller that:

(i) Organization and Good Standing. Purchaser is a limited liability company validly existing in good standing under the laws of the State of Nebraska and has full power and authority to own its properties and conduct its business as presently owned and conducted and to execute, deliver and perform its obligations under the Purchaser Documents.

(ii) Due Authorization. The execution and delivery of the Purchaser Documents and the consummation of the transactions provided for in the Purchaser Documents have been duly authorized by Purchaser by all necessary limited liability company action on the part of Purchaser.

(iii) No Conflict. The execution and delivery of the Purchaser Documents, the performance of the transactions contemplated by the Purchaser Documents, and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.

(iv) No Violation. The execution, delivery and performance of the Purchaser Documents by Purchaser and the fulfillment by Purchaser of the terms contemplated herein and therein will not conflict with or violate any Requirements of Law applicable to Purchaser.

(v) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of any Purchaser Document, (B) seeking to prevent the consummation of any of the transactions contemplated by the Purchaser Documents, (C) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under any Purchaser Document or (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of any Purchaser Document.

(vi) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority required in connection with the execution and delivery by Purchaser of the Purchaser Documents, the performance by Purchaser of the transactions contemplated by the Purchaser Documents and the fulfillment by Purchaser of the terms hereof and thereof, have been obtained, effected or given and are in full force and effect.

(b) Notice of Breach. The representations and warranties of Purchaser set forth in this Section 4.03 shall survive the transfer and assignment by RPA Seller of the Existing Assets to Purchaser. RPA Seller and Purchaser acknowledge and agree that no breach of any representation or warranty of Purchaser made hereunder shall invalidate any conveyance of Existing Assets made by RPA Seller hereunder. Upon discovery by RPA Seller or Purchaser of a breach of any of the representations and warranties by Purchaser set forth in this Section 4.03, the party discovering such breach shall give prompt written notice to the Indenture Trustee, the Owner Trustee, and to each Enhancement Provider, if any, entitled thereto pursuant to the relevant Supplement. Purchaser agrees to cooperate with RPA Seller, Servicer and Indenture Trustee in Purchaser’s efforts to cure any such breach. For purposes of the representations and warranties set forth in this Section 4.03, each reference to a Supplement shall be deemed to refer only to those Supplements in effect as of the relevant date.

ARTICLE V

RPA SELLER COVENANTS

RPA Seller hereby covenants and agrees with Purchaser as follows:

(a) Receivables Not To Be Evidenced by Promissory Notes. RPA Seller will take no action to cause any Receivable transferred by it pursuant hereto to be evidenced by any “instrument” (as defined in the UCC) or to be anything other than an “account” (as defined in the UCC) and, if any such Receivable is so evidenced (whether or not in connection with the enforcement or collection of an Account), it shall be an Ineligible Receivable in accordance with Section 6.01.

(b) Security Interests. Except for the conveyances hereunder or as otherwise provided herein, RPA Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist, any Lien on any Receivable, whether now existing or hereafter created, or any interest therein; RPA Seller will immediately notify Purchaser of the existence of any Lien on any Receivable of which RPA Seller has knowledge; and RPA Seller shall defend the right, title and interest of Purchaser and its assigns in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties, provided that nothing in this paragraph (b) shall prevent or be deemed to prohibit RPA Seller from suffering to exist upon any of the Receivables any Lien for taxes if such taxes shall not at the time be due and payable or if RPA Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

(c) Delivery of Collections or Recoveries. If RPA Seller receives Collections or Recoveries, RPA Seller agrees to pay to Purchaser (or the Servicer if Purchaser so directs) all such Collections and Recoveries as soon as practicable after receipt thereof but in no event later than two Business Days after the Date of Processing by RPA Seller, provided that for so long as RPA Seller is acting as Servicer pursuant to the applicable Transfer Agreement, RPA Seller shall apply Collections and Recoveries received by it in accordance with the applicable Transfer Agreement.

(d) Notice of Liens. RPA Seller shall notify Purchaser promptly after becoming aware of any Lien on any Receivable other than the conveyances hereunder or under the Pooling and Servicing Agreement, the Transfer and Servicing Agreement or the Indenture or any Lien permitted under paragraph (b) of Article V hereof, Section 2.05(b) of the Pooling and Servicing Agreement or Section 2.05(b) of the Transfer and Servicing Agreement.

(e) Documentation of Transfer. RPA Seller shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering ownership interest in the Existing Assets, the Receivables and Related Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of Purchaser hereunder to the Existing Assets, the Receivables and the Related Assets. RPA Seller shall deliver to the Indenture Trustee file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. RPA Seller shall cooperate fully with the Servicer and the Indenture Trustee in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection (e).

RPA Seller will deliver to the Indenture Trustee: (i) upon each date that any Additional Accounts are to be included in the Accounts pursuant to Section 2.02, an Opinion of Counsel substantially in the form of Exhibit C; and (ii) on or before March 31 of each year, beginning with March 31, 2003, an Opinion of Counsel, substantially in the form of Exhibit D.

(f) Conveyance of Accounts. RPA Seller covenants and agrees that it will not convey, assign, exchange or otherwise transfer the Accounts to any Person so long as any Securities are outstanding under the Indenture; provided, however, that RPA Seller shall not be prohibited from conveying, assigning, exchanging or otherwise transferring the Accounts in connection with a transaction complying with the provisions of Section 9.05.

(g) Sale. RPA Seller agrees to treat the conveyance of the Receivables to Purchaser hereunder as a sale for all purposes (including all tax, and to the extent such treatment would be consistent with GAAP, accounting purposes).

(h) Continuous Perfection. RPA Seller shall not change its name, identity, structure, place of operations or main office in any manner that might cause any financing or continuation statement filed pursuant to this Agreement to be misleading unless RPA Seller shall have delivered to Purchaser and Indenture Trustee at least 30 days’ prior written notice thereof and, no later than 30 days after making such change, shall have taken all action necessary or advisable to file new appropriate financing statements and/or amend such financing statement or continuation statement so that it is not misleading, in either case, as necessary to cause the interest of the Purchaser in the Receivables, the other Existing Assets and the other Related Assets to continue to be perfected with the priority required by this Agreement. RPA Seller shall not change the jurisdiction under whose laws it is organized, its chief executive office or change the location of its principal records concerning the Receivables or the Collections unless it has delivered to Purchaser at least 30 days’ prior written notice of its intention to do so and notice as to whether, as a result of such change, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and has filed such amendments or financing statements and otherwise taken action as is necessary or advisable to cause the interest of Purchaser in the Receivables, the other Existing Assets and the other Related Assets to continue to be perfected with the priority required by this Agreement.

(i) Credit Card Agreements and Guidelines. RPA Seller shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines and all applicable rules and regulations of VISA USA, Inc. and MasterCard International Incorporated except insofar as any failure to comply or perform would not materially or adversely affect the rights and interests of the Indenture Trustee, the Issuer, the Holders or any other Transaction Documents. Except as expressly provided in any Supplement, RPA Seller may change the terms and provisions of the Credit Card Agreements or the Credit Card Guidelines in any respect (including the reduction of the required minimum monthly payment, the calculation of the amount, or the timing, of charge offs and Periodic Finance Charges and other fees assessed thereon), but only if such change (i) would not, in the reasonable belief of RPA Seller, cause a Pay Out Event to occur, and (ii) is made applicable to a substantial portion of a comparable segment of the revolving credit card accounts owned and serviced by RPA Seller which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship or other agreement between RPA Seller and an unrelated third party or by the terms of the Credit Card Agreements; provided, however, with respect to RPA Seller, that clause (ii) shall be deemed to be satisfied at any time that the Transferor Interest exceeds 14% of the Principal Receivables; and provided, further, that for purposes of FNBO’s debt deferral and debt cancellation program, the requirements of subsection 2.05(c)(ii) shall be deemed to be satisfied if the opportunity to initiate the change is made available to a substantial portion of the comparable segment of the revolving credit card accounts owned and serviced by FNBO which have characteristics the same as, or substantially similar to, the Accounts to which such opportunity is made available. In addition, except as otherwise required by any Requirement of Law, or as is deemed by RPA Seller to be necessary in order for RPA Seller to maintain its credit card business, based upon a good faith assessment by RPA Seller of the nature of the competition in the credit card business, RPA Seller shall not at any time reduce the Periodic Finance Charges assessed on any Receivable or other fees on any Account if, as a result of such reduction, RPA Seller’s reasonable expectation of the Portfolio Yield for any Series (as defined in the applicable Indenture Supplement) as of such date would be less than the then Base Rate for such Series (as defined in such Indenture Supplement).

(j) Insured Status Under the FDIA. RPA Seller shall preserve its status as an insured bank under the FDIA by insuring its deposits with the FDIC in accordance with the provisions of the FDIA and FDIC regulations.

(k) Separate Corporate Existence. RPA Seller hereby acknowledges that the Indenture Trustee, the Owner Trustee, the Holders and the Issuer are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon Purchaser’s identity as a legal entity separate from RPA Seller, the Servicer and any other Person. Therefore, RPA Seller shall take all reasonable steps to maintain its existence as a corporation separate and apart from Purchaser and to make it apparent to third parties that RPA Seller is an entity with assets and liabilities distinct from those of Purchaser and that Purchaser is not a division of RPA Seller.

(l) Account Allocations. In the event that RPA Seller is unable for any reason to transfer Receivables to the Purchaser in accordance with the provisions of this Agreement (including, without limitation, by reason of the application of the provisions of Section 8.02 or an order by any federal governmental agency having regulatory authority over RPA Seller or any court of competent jurisdiction that RPA Seller not transfer any additional Principal Receivables to the Purchaser) then, in any such event, (i) RPA Seller agrees to allocate and pay to the Purchaser, after the date of such inability, all Collections with respect to Principal Receivables, and all amounts which would have constituted Collections with respect to Principal Receivables but for RPA Seller’s inability to transfer such Receivables (up to an aggregate amount equal to the amount of Principal Receivables transferred to Purchaser prior to such date); (ii) RPA Seller agrees to have such amounts applied as Collections in accordance with the Transaction Documents; and (iii) for only so long as all Collections and all amounts which would have constituted Collections are allocated and applied in accordance with clauses (i) and (ii) above, Principal Receivables (and all amounts which would have constituted Principal Receivables but for RPA Seller’s inability to transfer Receivables to the Purchaser) that are written off as uncollectible in accordance with this Agreement shall continue to be allocated in accordance with the Transaction Documents, and all amounts that would have constituted Principal Receivables but for RPA Seller’s inability to transfer Receivables to the Purchaser shall be deemed to be Principal Receivables for the purpose of calculating (A) the applicable Investor Percentage with respect to any Series and (B) the Aggregate Investor Percentage thereunder. If RPA Seller is unable pursuant to any Requirement of Law to allocate Collections as described above, RPA Seller agrees that it shall in any such event allocate, after the occurrence of such event, payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account and to have such payments applied as Collections in accordance with the Transaction Documents. The parties hereto agree that Finance Charge Receivables, whenever created, accrued in respect of Principal Receivables that have been conveyed to the Purchaser, or that would have been conveyed to the Purchaser but for the above described inability to transfer such Receivables, shall continue to be owned by Purchaser or its assignee notwithstanding any cessation of the transfer of additional Principal Receivables to the Purchaser and Collections with respect thereto shall continue to be allocated and paid in accordance with the Transaction Documents.

(m) Official Records. The resolutions of the Board of Directors of RPA Seller approving each of the Transaction Documents and all documents relating thereto are and shall be continuously reflected in the minutes of the Board of Directors of RPA Seller and in the official records of RPA Seller. Each of the Transaction Documents and all documents relating thereto are and shall, continuously from the time of their respective execution by RPA Seller, be official records of RPA Seller.

(n) Indemnification.

(i) RPA Seller shall indemnify and hold harmless the Receivables Trust, Issuer, the Owner Trustee (in its individual capacity and as Owner Trustee), the Certificate Trustee, the Indenture Trustee and their officers, directors, employees and agents (each, an “Indemnified Person”) from and against any claim, action, suit, cost, loss, liability, expense (including reasonable fees and expenses of agents and counsel), damage or injury, of any kind and nature whatsoever, suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of or based upon the arrangement created by this Agreement or any Supplement or any other Transaction Document, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that RPA Seller shall not indemnify any such Indemnified Person if such acts, omissions or alleged acts or omissions constitute or are caused by fraud, negligence or willful misconduct by such Indemnified Person; and provided, further, that RPA Seller shall not indemnify the Receivables Trust, the Issuer or the Holders for any liabilities, costs or expenses with respect to any action taken by the Receivables Trustee at the direction of Holders, or by the Indenture Trustee at the direction of the Noteholders made in accordance with the applicable Transaction Documents, except for any action taken at the request of a Noteholder or Note Owner pursuant to Section 6.04 of this Agreement, and provided, further, that RPA Seller shall not indemnify the Receivables Trust, the Issuer or the Holders as to any losses, claims or damages that would be incurred by any of them if the Investor Certificates were notes secured by the Receivables, for example, as a result of the performance of the Receivables, market fluctuations, a shortfall or failure to make payment under any Enhancement or other similar market or investment risks associated with ownership of such secured notes; and provided, further, that RPA Seller shall not indemnify the Receivables Trust, the Issuer or the Holders, the Note Owners or the Certificate Owners for any liabilities, costs or expenses of the Receivables

Trust, the Issuer or the Holders for any liabilities, costs or expenses arising under any tax law, including, without limitation, any federal, state, local or foreign income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by the Receivables Trust, the Issuer or the Holders in connection herewith to any taxing authority. Any such indemnifications under this Article V, paragraph (n), shall not be payable from the assets of the Receivables Trust or the Issuer.

(ii) RPA Seller shall not be liable under this Section 5(n) for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.

(iii) Promptly after receipt by an injured party under this Section 5(n) of notice of the commencement of any action or proceeding for which such injured party is entitled to indemnification under this Section 5(n), such injured party will, if a claim in respect thereof is to be made against RPA Seller under this Section 5(n), notify RPA Seller of the commencement thereof; but the omission to so notify RPA Seller (i) will not relieve it from any liability under Section 5(n) unless and to the extent that such failure to notify results in the forfeiture by RPA Seller, or the material impairment, of substantial rights and defenses and (ii) will not, in any event, relieve RPA Seller from any obligations to any injured party that are in addition to the indemnification obligation provided in this Section 5(n). If any such action or proceeding is brought that involves any injured party, the injured party shall promptly notify RPA Seller of the commencement thereof and RPA Seller will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such injured party; provided, however, that if (x) the use of counsel chosen by RPA Seller to represent the injured party would present such counsel with a conflict of interest which, if such counsel had been retained, would have required such counsel to withdraw from such representation, (y) the injured party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to RPA Seller or to other indemnified parties, or (z) RPA Seller shall not have employed counsel satisfactory to the injured party to represent the injured party within a reasonable time after receipt by RPA Seller of notice of the institution of such action or proceeding, then, in each such case, (1) RPA Seller shall not have the right to direct the defense of such action on behalf of such injured party or parties, (2) such injured party or parties shall have the right to select separate counsel to defend such action on behalf of such injured party or parties (provided that, if more than one injured party is subject to the circumstances described in clause (y), then, to the extent permitted by the rules of professional conduct applicable to attorneys, all such indemnified parties shall be represented by one such separate counsel) and (3) all costs and expenses of each such injured party in connection with such action or proceeding shall be paid by RPA Seller pursuant to Section 5(n)(i) above. The Transferor may settle any claim for which an injured party seeks indemnification under this Section 5(n) so long as (A) RPA Seller pays the settlement in full and (B) as a result thereof, the injured party is released from all liability under such claim.

(iv) After notice from RPA Seller to such injured party of RPA Seller’s election so to assume the defense thereof and approval by such injured party of counsel appointed to defend such action, RPA Seller will not be liable to such injured party under this Section 5(n) for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such injured party in connection with the defense thereof, unless (i) the injured party shall have employed separate counsel in accordance with the immediately preceding paragraph or (ii) RPA Seller has authorized in writing the employment of counsel for the injured party at the expense of RPA Seller. If RPA Seller assumes the defense of any such action or proceeding, the injured party shall have the right to employ separate counsel therein, and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne exclusively by such injured party without any right or entitlement to reimbursement by RPA Seller or its Affiliates except as otherwise provided in the preceding sentence and in the preceding paragraph.

(v) The provisions of this Section 5(n) shall (A) survive the termination of this Agreement, the termination of the Trust Agreement and the earlier removal or resignation of the Owner Trustee and (B) run directly to and be enforceable by any injured party, subject to the limitations hereof.

(o) RPA Seller Covenants. RPA Seller shall deliver to Purchaser and Indenture Trustee:

(i) within 60 days after the end of each quarterly fiscal period in its fiscal year, copies of its unconsolidated financial statements, certified as complete and correct, subject to normal changes resulting from year-end audit adjustments, by its chief financial officer;

(ii) within 90 days after the end of the its fiscal year, copies of consolidated financial statements for such year, certified by independent accountants of nationally recognized standing selected by it or, if no such unconsolidated certified financial statements are prepared, the consolidated financial statements of the parent of such party certified by independent accountants of nationally recognized standing selected by it;

(iii) promptly upon a Responsible Officer’s becoming aware thereof, written notice of material changes in the terms of the Accounts or servicing and collection policies of Servicer which may reasonably be expected to have a material adverse effect on the interests of the Noteholders; and

(iv) promptly upon a Responsible Officer’s becoming aware thereof, written notice of material litigation or regulatory action which is commenced against RPA Seller or Servicer which may reasonably be expected to have a material adverse effect on the interests of the Noteholders.

(p) Interchange. On or prior to each Determination Date, RPA Seller shall notify Servicer of the amount of Interchange to be included as Collections of Finance Charge Receivables allocable to the Accounts with respect to the Related Monthly Period (“Account Interchange Amount”), which amount shall be equal to the product of:

(i) the total amount of Interchange paid or payable to RPA Seller with respect to such Related Monthly Period; and

(ii) a fraction the numerator of which is the volume during the Related Monthly Period of sales net of cash advances on the Accounts and the denominator of which is the amount of sales net of cash advances during the Related Monthly Period on all VISA and MasterCard accounts owned by RPA Seller.

On each Transfer Date, RPA Seller shall (1) pay to Servicer, and Servicer shall deposit into the Collection Account, as Collections of Finance Charge Receivables, in immediately available funds, an amount equal to the product of (a) the Account Interchange Amount for the Related Monthly Period and (b) the sum of the Allocation Percentages and Investor Percentages for Finance Charge Collections for the outstanding Series with respect to such Monthly Period, and (2) pay any excess of the Account Interchange Amount over the amount deposited pursuant to clause (1), each for the Related Monthly Period, to Transferor.

(q) Additional Disclosure Notifications. Pursuant to Section 3.11 of the Transfer and Servicing Agreement, RPA Seller hereby agrees to cooperate with Transferor and Servicer with respect to any periodic reports that the Transferor is required to file with the Commission under the Exchange Act by providing Transferor and Servicer, from time to time and as applicable, with an Additional Disclosure Notification in the form of Exhibit E of the Transfer and Servicing Agreement (an “Additional Disclosure Notification”), with respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Additional Form 8-K Disclosure applicable to the “Sponsor” as specified on Exhibit D to the Transfer and Servicing Agreement. For the avoidance of doubt, “Additional Form 10-D Disclosure,” “Additional Form 10-K Disclosure” and “Additional Form 8-K Disclosure” shall have the meanings assigned to such terms in Section 3.11(a)(i), (b) and (c), respectively, of the Transfer and Servicing Agreement.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01. Reassignment of Ineligible Receivables. If (a) any representation or warranty under Section 2.02(d) or Section 4.02 is not true and correct in any material respect as of the date specified therein with respect to any Receivable or any related Account or (b) any representation or warranty made by RPA Seller pursuant to Section 2.04 of the Existing PSA is not true and correct in any material respect as of the date specified therein with respect to any Receivable transferred to the Certificate Trust prior to the Effective Date or any related Account and, in either case, as a result thereof Purchaser is required to accept a reassignment of Ineligible Receivables pursuant Section 2.04(d) of the Transfer and Servicing Agreement, RPA Seller shall pay to Purchaser an amount in cash equal to either (i) the Purchase Price paid for any such Ineligible Receivable by Purchaser to RPA Seller (including any portion thereof deemed to be a borrowing under the Subordinated Note or deemed to be a capital contribution from RPA Seller to Purchaser) or (ii) in the case of any Receivable that was deemed to have been sold to Purchaser by RPA Seller prior to the Effective Date, the principal balance of such Receivable. Such amount may be offset against any amounts due from Purchaser to RPA Seller with respect to the Purchase Price for Receivables sold to Purchaser on such day; provided that RPA Seller shall not be obligated to make any such cash payment until the Distribution Date following a Monthly Period with respect to amounts owing for such Monthly Period in accordance with Section 3.03. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections or failure to meet the conditions set forth in the definition in the Pooling and Servicing Agreement or the Indenture of Eligible Receivable with respect to such Receivable available to Purchaser.

Section 6.02. Reassignment of Holders’ Interest in Trust Portfolio. If (a) any representation or warranty set forth in Section 4.01(a) or Section 4.02 is not true and correct in any material respect or (b) any representation or warranty made by RPA Seller pursuant to Section 2.03(a), (b) or (c) or Section 2.04(a) of the Existing PSA with respect to any Receivable transferred to the Certificate Trust prior to the Effective Date or any related Account is not true and correct in any material respect and, in either case, as a result thereof Purchaser is required to accept a reassignment of the Receivables transferred to the Receivables Trust by Purchaser pursuant to Section 2.04(e) of the Transfer and Servicing Agreement, RPA Seller shall be obligated to accept a reassignment of Purchaser’s interest in such Receivables on the terms set forth below.

RPA Seller shall pay to Purchaser by depositing in the Collection Account in same-day funds, not later than 10:00 a.m., New York City time, on the Transfer Date following the Monthly Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the Portfolio Reassignment Price. The obligation of RPA Seller set forth in this Section shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections available to Purchaser.

Section 6.03. Conveyance of Reassigned Receivables. Upon the request of RPA Seller, Purchaser shall execute and deliver to RPA Seller a reconveyance substantially in such form and upon such terms as shall be acceptable to RPA Seller, pursuant to which Purchaser evidences the conveyance to RPA Seller of all of Purchaser’s right, title, and interest in any Receivables reconveyed to RPA Seller pursuant to Sections 6.01 and 6.02. Purchaser shall (and shall cause the Indenture Trustee to) execute such other documents or instruments of conveyance or take such other actions as RPA Seller may reasonably require to effect any repurchase of Receivables pursuant to this Article VI.

Section 6.04. Dispute Resolution.

(a) Notice of the Requesting Party to Refer Matter to Third-Party Mediation or Third-Party Arbitration.

(i) If any Receivable is subject to repurchase by RPA Seller pursuant to Section 6.01 or 6.02 of this Agreement, as applicable, and such repurchase is not resolved in accordance with the terms of this Agreement, then Transferor, Indenture Trustee (at the direction of any Noteholder or any Verified Note Owner), any Noteholder or any Verified Note Owner (a “Requesting Party”), may submit to RPA Seller (the “Representing Party”), a written notice that the Representing Party is obligated to repurchase the Receivable due to an alleged breach of a representation or warranty (a “RPA Repurchase Request”) and if such RPA Repurchase Request has not been fulfilled or otherwise resolved to the reasonable satisfaction of the Requesting Party within 180 days of the Representing Party’s receipt of such RPA Repurchase Request, then the Requesting Party will have the right to refer the matter, at its discretion, to either third-party mediation (including non-binding arbitration) or third-party binding arbitration and the Representing Party agrees to participate in the dispute resolution method selected by the Requesting Party.

(ii) At the end of the 180-day period described herein, the Representing Party may provide notice informing the Requesting Party of the status of its RPA Repurchase Request or, in the absence of such notice, the Requesting Party may presume its RPA Repurchase Request remains unresolved.

(iii) The Requesting Party must provide written notice of its intention to refer the matter to either third-party mediation (including non-binding arbitration) or third-party binding arbitration to the Representing Party within 30 calendar days following such 180th day.

(iv) Dispute resolution to resolve repurchase obligations will be available to the Requesting Party regardless of whether the requisite percentage of Noteholders voted to direct an Asset Representations Review or whether the Delinquency Trigger has occurred.

(v) To the extent a Note Owner wishes to exercise rights under Section 6.04, such Note Owner must be a Verified Note Owner. The Note Owner shall submit a copy of its RPA Repurchase Request and verification documents to Indenture Trustee. The Indenture Trustee shall confirm that the Note Owner has provided the Indenture Trustee with evidence that it is a Verified Note Owner and shall provide such evidence to the Issuer.

(b) Provisions Applicable to Third-Party Mediation. If the Requesting Party selects third-party mediation as the resolution method, the following provisions apply:

(i) The mediation will be administered by the AAA pursuant to the Rules. However, if any of the Rules are inconsistent with any of the procedures relating to third-party mediation or third-party arbitration in this Section 6.04, the procedures in this Section 6.04 shall control.

(ii) The mediator must be a Qualified Dispute Resolution Professional. Upon being supplied a list, by the AAA, of at least ten potential mediators that are each Qualified Dispute Resolution Professionals, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference. The AAA will select the mediator from the remaining potential mediators on the list, respecting the preference choices of the parties to the extent possible.

(iii) Each of the Requesting Party and the Representing Party will use commercially reasonable efforts to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 30 days of the start of the mediation.

(iv) The fees and expenses of the mediation (including the fees of the mediator and reasonable attorneys’ fees of the parties) will be allocated as mutually agreed by the Requesting Party and the Representing Party as part of the mediation.

(v) A failure by the Requesting Party and the Representing Party to resolve the disputed matter through mediation shall not preclude either party from seeking a resolution through the initiation of a judicial proceeding in a court of competent jurisdiction, subject to subsection 6.04(d) below.

(b) Provisions Applicable to Third-Party Arbitration. If the Requesting Party selects third-party arbitration as the resolution method, the following provisions will apply:

(i) The arbitration will be held in accordance with the United States Arbitration Act, notwithstanding any choice of law provision in the Indenture, and under the auspices of the AAA and in accordance with the Rules. However, if any of the Rules are inconsistent with the procedures applicable to third-party arbitration under this Section 6.04, the procedures in this Section 6.04 shall control.

(ii) If the RPA Repurchase Request specified in subsection 6.04(a) above involves the repurchase of an aggregate amount of Receivables of less than five percent (5%) of the total Principal Receivables in the Trust as of the date of the RPA Repurchase Request, a single arbitrator will be used. That arbitrator must be a Qualified Dispute Resolution Professional. Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolution Professionals by the AAA, each of the Requesting Party and the Representing Party (as defined below) will have to the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The AAA will select the arbitrator from the remaining potential arbitrators on the list, respecting the preference choices of the parties to the extent possible.

(iii) If the RPA Repurchase Request specified in subsection 6.04(a) above involves the repurchase of an aggregate amount of Receivables equal to or in excess of five percent (5%) of the total Principal Receivables in the Trust as of the date of the RPA Repurchase Request, a three-arbitrator panel will be used. The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (a) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (b) one to be appointed by the Representing Party within five Business Days of the Requesting Party’s appointment of an arbitrator, and (c) the third arbitrator, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators, within five Business Days of the Representing Party’s appointment of an arbitrator. If any party fails to appoint an arbitrator or the two party-arbitrators fail to appoint a third within the relevant time periods, then the appointments will be made by the AAA pursuant to the Rules.

(iv) Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect at the time the arbitration is initiated. Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule. Any arbitrator selected may be removed by the AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(v) The Requesting Party and Representing Party each agree that it is their intention that after consulting with the parties, the arbitrator or arbitral panel, as applicable, will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 30 days after the appointment of the arbitrator or arbitral panel, as applicable. The arbitrator or the arbitral panel, as applicable, will have the authority to schedule, hear and determine any and all motions, including dispositive and discovery motions, in accordance with New York law then in effect (including prehearings and post hearing motions), and will do so on the motion of any party to the arbitration. Notwithstanding any other discovery that may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be limited to the following discovery in the arbitration:

(A) Consistent with the expedited nature of arbitration, the Requesting Party and the Representing Party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or opposition to the claim or defense.

(B) At the request of a party, the arbitrator or the arbitral panel, as applicable, shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator or the arbitral panel deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three (3) per party and shall be held within thirty (30) calendar days of the making of the request. Additional depositions may be scheduled only with the permission of the arbitrator or the arbitral panel, and for good cause shown. Each deposition shall be limited to a maximum of three (3) hours duration. All objections are served for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

(C) Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator or the arbitral panel, which determination shall be conclusive.

(D) All discovery shall be completed within sixty (60) calendar days following the appointment of the arbitrator or the arbitral panel, as applicable; provided, that the arbitrator or the arbitral panel, as applicable, will have the ability to grant the parties, or either of them, additional discovery to the extent the arbitrator or the arbitral panel, as applicable, determines good cause is shown that such additional discovery is reasonable and necessary.

(vi) The Requesting Party and the Representing Party each agree that it is their intention that the arbitrator or the arbitral panel, as applicable, will resolve the dispute in accordance with the terms of this Agreement and may not modify this Agreement in any way. The arbitrator or the arbitral panel, as applicable, will not have the power to award punitive damages or consequential damages in any arbitration conducted. The Requesting Party and the Representing Party each agree that in its final determination, the arbitrator or the arbitral panel, as applicable, will determine and award the costs of the arbitration (including the fees of the arbitrator or the arbitral panel, as applicable, the cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator or the arbitral panel, as applicable, in its reasonable discretion. For the avoidance of doubt, in no event will Indenture Trustee (when acting as Requesting Party at the direction of Noteholders) be liable in its individual capacity for any such costs. The determination of the arbitrator or the arbitral panel, as applicable, must be consistent with Section 6.01 or Section 6.02 of this Agreement, as applicable, and will be in writing and counterpart copies will be promptly delivered to the parties. The determination of the arbitrator or the arbitral panel, as applicable, may be reconsidered once by the arbitrator or the arbitral panel, as applicable, upon the motion and at the expense of either party. Following that single reconsideration, the determination of the arbitrator or the arbitral panel, as applicable, will be final and non-appealable and may be entered in and may be enforce in, any court of competent jurisdiction, except in the case of fraud or corruption of the process.

(vii) By selecting third-party binding arbitration, the Requesting Party is giving up the right to sue in court, including the right to trial by jury.

(viii) No Person may bring a putative or certified class action to arbitration.

(c) Provisions Applicable to Third-Party Mediations and Third-Party Arbitrations. The following provisions will apply to both third-party mediations and third-party arbitrations:

(i) Any mediation or arbitration will be held in New York, New York.

(ii) Notwithstanding the dispute resolution provisions in this Section 6.04, the parties will have the right to seek a temporary restraining order, a preliminary injunction or attachment order from a competent court of law, provided such relief would otherwise be available by law.

(iii) The details and/or the existence of any unfulfilled RPA Repurchase Request, any informal meetings, mediations or arbitration proceedings, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve an unfulfilled RPA Repurchase Request, and any discovery undertaken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding; provided, however, that any discovery taken in connection with any arbitration will be admissible in that particular arbitration. Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with the related resolution procedure), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information. Any third party who receives confidential information (other than a governmental regulatory body) must, at the conclusion of the proceedings, submit an affidavit that all such confidential information and any copies thereof were destroyed in a manner to protect such information from any subsequent disclosure.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Purchase. The obligations of Purchaser to make its initial purchase of Receivables hereunder shall be subject to RPA Seller delivering to Purchaser on or before the Effective Date such documents, certificates and resolutions that Purchaser is required to deliver to the Certificate Trust Trustee, the Indenture Trustee, any Enhancement Provider or any Rating Agency in connection with the amendment and restatement of the Pooling and Servicing Agreement on the date of this Agreement.

Section 7.02. Conditions to Purchaser’s Obligations Regarding Additional Receivables. The obligations of Purchaser to purchase any Receivables created on or after the Effective Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of RPA Seller contained in the Transaction Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such purchase;

(b) All information concerning any Account to which such Receivables relate provided to Purchaser shall be true and correct in all material respects as of the date of such purchase; and

(c) RPA Seller shall have recorded and filed, at its expense, any UCC-1 or other financing statement as required as of the date of such purchase pursuant to Section 2.01(b).

Section 7.03. Conditions Precedent to Obligations of RPA Seller. The obligations of RPA Seller to sell on any date Receivables shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such sale; and

(b) Payment or provision for payment of the Purchase Price in accordance with the provision of Sections 3.01, 3.02 and 3.03 hereof shall have been made.

ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.01. Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue until the later of the termination of the Certificate Trust as provided in Article XII of the Pooling and Servicing Agreement or the termination of the Note Trust as provided in Section 8.01 of the Trust Agreement.

Section 8.02. Purchase Termination. If an Insolvency Event shall occur with respect to RPA Seller or Purchaser, then RPA Seller shall immediately cease to transfer Principal Receivables to Purchaser and shall promptly give notice to Purchaser and Indenture Trustee of such Insolvency Event. Notwithstanding any cessation of the transfer to Purchaser of additional Principal Receivables, Principal Receivables transferred to Purchaser prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge Receivables whenever created, accrued in respect of such Principal Receivables, shall continue to be property of Purchaser transferable by Purchaser to the Indenture Trustee pursuant to the Transfer and Servicing Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01. Amendment. This Agreement and any Conveyance Papers and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and RPA Seller in accordance with this Section 9.01. This Agreement and any Conveyance Papers may be amended from time to time by Purchaser and RPA Seller (a) to cure any ambiguity, (b) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any Conveyance Papers, (c) to add any other provisions with respect to matters or questions arising under this Agreement or any Conveyance Papers that shall not be inconsistent with the provisions of this Agreement or any Conveyance Papers, (d) to change or modify the Purchase Price, (e) to change, modify, delete or add any other obligation of RPA Seller or Purchaser and (f) to provide for the transfer by RPA Seller or Purchaser of its interest in and to all or part of the Accounts in accordance with the provisions of the Transfer and Servicing Agreement (if such transfer is for less than all of the Accounts, the respective rights, duties and obligations of Purchaser, RPA Seller and Servicer will be determined at the time of such transfer); provided that no amendment pursuant to clause (d) or (e) of this Section 9.01 shall be effective unless the Rating Agency Condition has been satisfied; and provided, further, that no amendment made pursuant to this Section 9.01 shall adversely affect in any material respect the interests of any Holders. Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement. A copy of any amendment to this Agreement shall be sent by RPA Seller to Indenture Trustee and each Rating Agency.

Section 9.02. GOVERNING LAW. THIS AGREEMENT AND THE CONVEYANCE PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE

OF NEBRASKA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.03. Notices. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by first class mail, postage prepaid, or sent by facsimile transmission to (a) in the case of Purchaser, to First National Funding LLC, 1620 Dodge Street, Stop Code 3395, Omaha, Nebraska 68197-3395, Attention: President, Facsimile Number: (402) 602-3199; (b) in the case of RPA Seller, to First National Bank of Omaha, 1620 Dodge Street, Stop Code 3395, Omaha, Nebraska 68197-3395, Attention: Treasurer, Facsimile Number: (402) 602-3199; (c) in the case of Indenture Trustee, to U.S. Bank National Association, 60 Livingston Avenue, Mail Code: EP-MN-WS3D, St. Paul, Minnesota, 55107, Attention: U.S. Bank Structured Finance/FNBO; (d) in the case of the Rating Agency for a particular Series, to the mailing address or e-mail address as may be provided by such Rating Agency; and (e) as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party.

Section 9.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement or any Conveyance Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Conveyance Paper.

Section 9.05. Merger or Consolidation of, or Assumption of the Obligations of, RPA Seller.

(a) RPA Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i) the Person formed by such consolidation or into which RPA Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of RPA Seller substantially as an entirety shall be, if RPA Seller is not the surviving entity, an entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if RPA Seller is not the surviving entity, such entity shall expressly assume, by an agreement supplemental hereto, executed and delivered to Purchaser and Receivables Trust Trustee, in form reasonably satisfactory to Purchaser and Indenture Trustee, the performance of every covenant and obligation of RPA Seller under the Transaction Documents;

(ii) RPA Seller has delivered to Purchaser and Indenture Trustee : (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(iii) RPA Seller shall have delivered to Purchaser and Indenture Trustee and each Rating Agency a Tax Opinion, as defined in the Indenture, dated the date of such consolidation, merger, conveyance or transfer, with respect thereto;

(iv) if Transferor is not the surviving entity, the surviving entity shall file new UCC-1 financing statements with respect to the interest of Purchaser in the Receivables; and

(v) satisfaction of the Rating Agency Condition.

(b) This Section 9.05 shall not be construed to prohibit or in any way limit RPA Seller’s ability to effectuate any consolidation or merger pursuant to which RPA Seller would be surviving entity.

(c) RPA Seller shall notify each Rating Agency promptly after any consolidation, merger, conveyance or transfer effected pursuant to this Section 9.05.

(d) The obligations of RPA Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of RPA Seller hereunder except in each case in accordance with the provisions of this Section 9.05.

Section 9.06. Acknowledgement and Agreement of RPA Seller.

(a) RPA Seller expressly acknowledges and agrees that all of Purchaser’s right, title, and interest in, to and under this Agreement, including all of Purchaser’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, will be assigned by Purchaser to the Certificate Trust Trustee for the benefit of the Holders and after the Certificate Trust Termination Date will be assigned by Purchaser to the Note Trust, and RPA Seller consents to such assignment. Additionally, RPA Seller agrees for the benefit of the Indenture Trustee, the Holders and the Note Trust that any amounts payable by RPA Seller to Purchaser hereunder which are to be paid by Purchaser to Indenture Trustee for the benefit of the Holders shall be paid by RPA Seller, on behalf of Purchaser, directly to Indenture Trustee. Any payment required to be made on or before a specified date in same-day funds may be made on the prior business day in next-day funds.

(b) To the extent that RPA Seller retains any interest in the Receivables now existing and arising from time to time in the Accounts and the Related Assets, RPA Seller hereby grants to (a) the Certificate Trust Trustee for the benefit of the Investor Certificateholders and (b) effective as of the Certificate Trust Termination Date, the Indenture Trustee for benefit of the Noteholders, a security interest in all of RPA Seller’s right, title and interest, whether now owned or hereafter arising, in, to and under (i) the Receivables existing at the opening of business on the Effective Date and arising from the Accounts and all Related Assets with respect to such Receivables, (ii) the Receivables now existing and arising from time to time in the Accounts and the Related Assets with respect thereto and (iii) all proceeds of such rights and such amounts, to secure the performance of all of the obligations of RPA Seller hereunder, under the Pooling and Servicing Agreement, the Indenture and the other Transaction Documents.

Section 9.07. Further Assurances. Each of Purchaser and RPA Seller agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by each other and by their respective permitted successors and assigns in order to more fully effect the purposes of this Agreement and the Conveyance Papers, including the execution of any UCC financing statements or continuation statements or equivalent documents relating to the Receivables and the Related Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 9.08. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, RPA Seller shall not, at any time, institute against, solicit or join or cooperate with or encourage any institution against Purchaser or the Note Trust of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any United States federal or state bankruptcy or similar law.

Section 9.09. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser or RPA Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.10. Counterparts. This Agreement and all Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11. Binding Third-Party Beneficiaries. This Agreement and the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The parties hereto intend that the Owner Trustee (in its individual capacity and as Owner Trustee), the Note Trust and the Indenture Trustee shall be third-party beneficiaries of this Agreement.

Section 9.12. Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents.

Section 9.13. Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and RPA Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

FIRST NATIONAL FUNDING LLC, as Purchaser

By	First National Funding Corporation, its Managing Member

By	/s/ Karlyn M. Knieriem
Name	Karlyn M. Knieriem
Title	Senior Vice President

FIRST NATIONAL BANK OF OMAHA, as RPA Seller

By	/s/ Timothy D. Hart
Name	Timothy D. Hart
Title	Senior Vice President and Treasurer

Acknowledged and Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By	/s/ Tamara Schultz-Fugh
Name	Tamara Schultz-Fugh
Title	Vice President

[RECEIVABLES PURCHASE AGREEMENT SIGNATURE PAGE]

EXHIBIT A

FORM OF SUPPLEMENTAL CONVEYANCE

(As required by Section 2.02 of

Second Amended and Restated Receivables Purchase Agreement)

SUPPLEMENTAL CONVEYANCE NO.                      dated as of              20    , by and between FIRST NATIONAL BANK OF OMAHA (“RPA Seller”) and FIRST NATIONAL FUNDING LLC, (“Purchaser”) pursuant to the Second Amended and Restated Receivables Purchase Agreement referred to below.

WITNESSETH :

WHEREAS, RPA Seller and Purchaser are parties to a Second Amended and Restated Receivables Purchase Agreement, dated as of September 23, 2016 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”); and

WHEREAS, pursuant to the Receivables Purchase Agreement, RPA Seller wishes to designate Additional Accounts to be included as Accounts and RPA Seller wishes to convey the Receivables of such Additional Accounts, whether now existing or hereafter created, to Purchaser pursuant to the Receivables Purchase Agreement (as each such term is defined in the Receivables Purchase Agreement); and

WHEREAS, Purchaser is willing to accept such designation and conveyance subject to the terms and conditions hereof;

NOW, THEREFORE, RPA Seller and Purchaser hereby agree as follows:

Section 1. Defined Terms. Each capitalized term used herein shall have the meaning specified in the Receivables Purchase Agreement unless otherwise defined herein.

“Addition Date” shall mean, with respect to the Additional Accounts designated hereby,              20    .

Section 2. Designation of Additional Accounts. RPA Seller delivers herewith an Account Schedule containing a true and complete schedule identifying all such Additional Accounts and specifying for each such Account, as of the Addition Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables in such Account. Such Account Schedule shall be, as of the date of this Supplemental Conveyance, incorporated into and made part of this Supplemental Conveyance and is marked as Schedule I to this Supplemental Conveyance.

Section 3. Conveyance of Receivables.

(a) RPA Seller sells, transfers, assigns, sets over and otherwise conveys to Purchaser (collectively, the “Conveyance”), without recourse, all of its right, title and interest in, to and under the Receivables generated by such Additional Accounts and the Related Assets, now existing and hereafter arising, all Recoveries allocable to such Additional Accounts and all monies due or to become due thereunder and all amounts received with respect thereto and all proceeds thereof. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by Purchaser of any obligation of Servicer, RPA Seller or any other Person in connection with the Accounts, the Receivables or under any agreement or instrument relating thereto.

(b) In connection with the Conveyance and in accordance with Section 2.01(b) of the Receivables Purchase Agreement, RPA Seller agrees to record and file, at its own expense, one or more UCC financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Receivables, now existing and hereafter created, for the sale of accounts meeting the requirements of applicable state law in such manner and in such jurisdictions as may be necessary or advisable to perfect or evidence the sale and assignment of the Receivables to Purchaser, and to deliver a file-stamped copy of such financing statement or other evidence of such filing to Purchaser.

(c) In connection with such sale, RPA Seller further agrees, at its own expense, on or prior to the date of this Supplemental Conveyance, to indicate in its appropriate computer files that all Receivables created in connection with the Additional Accounts designated hereby have been conveyed to Purchaser pursuant to this Supplemental Conveyance.

Section 4. Acceptance by Purchaser. Purchaser hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter arising, conveyed to Purchaser pursuant to Section 3(a) of this Supplemental Conveyance, and declares that it shall maintain such right, title and interest. Purchaser further agrees that, not more than five Business Days after the execution and delivery of this Supplemental Conveyance, RPA Seller shall deliver to Purchaser the supplement to the Account Schedule described in Section 2 of this Supplemental Conveyance.

Section 5. Representations and Warranties of RPA Seller. RPA Seller hereby represents and warrants to Purchaser as of the date of this Supplemental Conveyance and as of the Addition Date that:

(a) Legal, Valid and Binding Obligation. This Supplemental Conveyance constitutes a legal, valid and binding obligation of RPA Seller enforceable against RPA Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereinafter in effect and by general principles of equity (whether considered in a suit at law or in equity);

(b) Eligibility of Accounts. Each Additional Account designated hereby is an Eligible Account and each Receivable in such Additional Account is an Eligible Receivable;

(c) Selection Procedures. No selection procedures believed by RPA Seller to be materially adverse to the interests of Purchaser or the Holders were used in selecting the Additional Accounts from the available Eligible Accounts;

(d) Insolvency. RPA Seller is not insolvent and, after giving effect to the conveyance set forth in Section 3 of this Supplemental Conveyance, will not be insolvent; no Insolvency Event with respect to RPA Seller or Purchaser has occurred, and the transfer pursuant to Section 3(a) has not been made in contemplation thereof;

(e) Sale of Receivables. This Supplemental Conveyance constitutes a valid sale to Purchaser of all right, title and interest of RPA Seller in the Receivables and other Related Assets now existing or hereafter created from time to time in the Additional Accounts, and such property will be held by Purchaser free and clear of any Lien except as permitted by Section 2.05(b) of the Transfer and Servicing Agreement;

(f) No Conflict. The execution and delivery of this Supplemental Conveyance, the performance of the transactions contemplated by this Supplemental Conveyance and the fulfillment of the terms hereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which RPA Seller is a party or by which it or its properties are bound;

(g) No Violation. The execution and delivery of this Supplemental Conveyance by RPA Seller, the performance of the transactions contemplated by this Supplemental Conveyance and the fulfillment of the terms hereof applicable to RPA Seller will not conflict with or violate any Requirements of Law applicable to RPA Seller;

(h) No Proceedings. There are no proceedings or investigations, pending or, to the best knowledge of RPA Seller, threatened against RPA Seller before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of the Receivables Purchase Agreement or this Supplemental Conveyance, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Receivables Purchase Agreement or this Supplemental Conveyance, (iii) seeking any determination or ruling that, in the reasonable judgment of RPA Seller, would materially and adversely affect the performance of RPA Seller of its obligations under the Receivables Purchase Agreement or this Supplemental Conveyance or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Supplemental Conveyance; and

(i) All Consents. All approvals, authorizations, consents, orders or other actions of any Person or any Governmental Authority required to be obtained by RPA

Seller in connection with the execution and delivery of this Supplemental Conveyance by RPA Seller and the performance of the transactions contemplated by this Supplemental Conveyance by RPA Seller, have been obtained.

Section 6. Ratification of the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby ratified, and all references to the “Receivables Purchase Agreement,” to “this Agreement” and “herein” in the Transaction Documents shall from and after the Addition Date be references to the Receivables Purchase Agreement as supplemented by this Supplemental Conveyance. Except as expressly amended hereby, all the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall, remain, in full force and effect in accordance with its terms. Except as expressly provided herein, this Supplemental Conveyance shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.

Section 7. Counterparts. This Supplemental Conveyance may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Supplemental Conveyance to be duly executed and delivered by their respective duly authorized officers on the day and the year first above written.

FIRST NATIONAL FUNDING LLC, as Purchaser

By	First National Funding Corporation, its Managing Member

By
Name
Title

FIRST NATIONAL BANK OF OMAHA, as RPA Seller

By
Name
Title

[SUPPLEMENTAL CONVEYANCE SIGNATURE PAGE]

EXHIBIT B

FORM OF SUBORDINATED NOTE

FOR VALUE RECEIVED, the undersigned, a Delaware limited liability company (“Purchaser”), hereby unconditionally promises to pay to the order of FIRST NATIONAL BANK OF OMAHA (“FNBO”) in lawful money of the United States of America in immediately available funds on the Subordinated Note Maturity Date, the aggregate unpaid amount (as shown in the records of RPA Seller or, at RPA Seller’s option, on the schedule attached hereto and any continuation thereof) of all borrowings made by Purchaser from RPA Seller to fund the acquisition of Existing Assets, Receivables and Related Assets in connection with the transactions contemplated by the Receivables Purchase Agreement, dated as of October 24, 2002, as amended and restated, in its entirety, as of December 20, 2012 and as amended and restated, in its entirety, a second time as of September 23, 2016, between Purchaser and RPA Seller, as the same may be amended, amended and restated, supplemented or modified from time to time (the “Receivables Purchase Agreement”).

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Receivables Purchase Agreement.

The undersigned agrees to pay interest from the date hereof on the unpaid principal amount hereof from time to time at the rate and at the times specified in or pursuant to the Receivables Purchase Agreement. Interest shall be payable in arrears on each Interest Payment Date and upon final payment of the unpaid principal amount hereof. Purchaser may at its option prepay this Note in whole or in part at any time and from time to time; provided that in no event shall the holder hereof have any right to demand any payment of principal hereunder prior to the Subordinated Note Maturity Date.

This Note is subordinate and junior in right and time of payment to all “Senior Debt” of Purchaser, which is any Indebtedness of Purchaser and all renewals, extensions, refinancings and refundings thereof, except any such Indebtedness that expressly provides that it is not senior or superior in right of payment hereto. “Indebtedness” is any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto) and guarantees of any of the foregoing, whether or not any such indebtedness would appear as a liability on a balance sheet of Purchaser prepared on a consolidated basis in accordance with generally accepted accounting principles.

All scheduled payments of principal and interest in respect of Senior Debt must be paid before this Note shall be payable, and all scheduled payments of principal of and interest on this Note shall be payable only to the extent that Purchaser, after paying all of its accounts payable and other expenses and obligations, has the funds to make such payments. Purchaser agrees, and the holder hereof by accepting this Note agrees, to the subordination provisions herein contained.

Upon prior written notice to Purchaser, the holder hereof may sell, pledge, assign or otherwise transfer this Note; provided, however, that, immediately prior to completion of such sale, pledge, assignment or transfer, the Rating Agency Condition is satisfied.

This Note shall be governed by and construed in accordance with the laws of the State of Nebraska.

The holder of this Note, by its acceptance hereof, hereby covenants and agrees that it will not at any time institute against Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

IN WITNESS WHEREOF, Purchaser has caused this Subordinated Note to be duly executed as of the day and year first above written.

FIRST NATIONAL FUNDING LLC

By	First National Funding Corporation, its Managing Member

By
Name
Title

B-2

Schedule Attached to Subordinated Note dated             ,      of FIRST NATIONAL FUNDING LLC payable to the order of FIRST NATIONAL BANK OF OMAHA.

Date and Amount of Borrowing	Date and Amount of Repayment	Unpaid Principal Balance	Notation Made by

B-3

EXHIBIT C

PROVISIONS TO BE INCLUDED IN OPINION OF COUNSEL

WITH RESPECT TO ADDITION OF ACCOUNTS

The opinions set forth below may be subject to certain qualifications, assumptions, limitations and exceptions taken or made in the Opinions of Counsel delivered on any applicable Closing Date.

1. The Receivables arising in such Additional Accounts constitute accounts.

2. The Second Amended and Restated Receivables Purchase Agreement, as supplemented by the Supplemental Conveyance (the “Receivables Purchase Agreement”) creates in favor of Transferor a security interest in RPA Seller’s rights in the Receivables in such Additional Accounts and the proceeds thereof (the “Specified Assets”).

3. The security interest in the Specified Assets created by the Receivables Purchase Agreement will be perfected by the filing of the Financing Statements as described and defined in such opinion. Based solely upon our review of the UCC Searches as described and defined in such opinion, we hereby confirm to you that no Person other than the Transferor has filed any financing statement with the Filing Offices as described and defined in such opinion that covers the Specified Assets and that would have priority over the security interest of the Transferor by virtue of such filing.

4. (i) The regulation entitled “Treatment of Financial Assets Transferred in Connection with a Securitization or Participation,” 12 C.F.R. § 360.6 (the “Rule”) is applicable to the transfers, (ii) under the Rule, the FDIC acting as conservator or receiver of RPA Seller could not, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. § 1821(e), reclaim or recover the transferred assets or the proceeds thereof from Transferor or Issuer or recharacterize the transferred assets or the proceeds thereof as property of RPA Seller or of the conservatorship or receivership of RPA Seller, (iii) neither the FDIC (acting for itself as a creditor or as representative of RPA Seller or its shareholders or creditors) nor any credit of RPA Seller would have the right, under any bankruptcy or insolvency law applicable in the conservatorship or receivership of RPA Seller, other than the FDIA, to avoid the transfers, to recover the transferred assets, or to require the transferred assets to be turned over to the FDIC or such creditor and (iv) there is no power, other than the Rule, that is exercisable by the FDIC as conservator or receiver of RPA Seller that would permit the FDIC as such conservator or receiver to reclaim or recover the transferred assets from Transferor or Issuer or to recharacterize the transferred assets as property of RPA Seller or of the conservatorship or receivership of RPA Seller.

EXHIBIT D

PROVISIONS TO BE INCLUDED IN

ANNUAL OPINION OF COUNSEL

The opinions set forth below may be subject to certain qualifications, assumptions, limitations and exceptions taken or made in the Opinion of Counsel to RPA Seller with respect to similar matters delivered on the Initial Closing Date (as defined in the Indenture). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned in or pursuant to the Second Amended and Restated Receivables Purchase Agreement to which this Exhibit D is attached.

1. No further filings or actions are required under the UCC or other Nebraska law prior to             ,         , in order to maintain the perfection and priority of the first priority security interests created by the Transaction Documents in favor of Transferor in the Receivables and the proceeds thereof (the “Specified Assets”).

2. Based solely upon our review of the UCC Searches as described and defined in such opinion, we hereby confirm to you that no Person other than Transferor has filed any financing statement with the Filing Offices as described and defined in such opinion that covers the Specified Assets and that would have priority over the security interest, of Transferor by virtue of such filing.

SCHEDULE I

ACCOUNT SCHEDULE—DELIVERED

AS COMPUTER FILE OR TAPE, HARD COPY, COMPACT DISC OR OTHER

TANGIBLE MEDIUM

[Delivered to the Indenture Trustee]